Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-125437) of SEMCO Energy, Inc. of our report dated June 27, 2007 relating to the financial statements of the SEMCO Energy, Inc. 401(k) Plan for the year ended December 31, 2006, which appears in this Form 11-K.

/s/ BDO Seidman, LLP

Troy, Michigan
June 27, 2007